Registration No. 333-10529
                                                Filed Pursuant to Rule 424(b)(3)

                               CINTAS CORPORATION

                         114,723 shares of Common Stock
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     This  Prospectus  relates to 114,723  shares of Common  Stock,  without par
value  of  Cintas  Corporation,   a  Washington  corporation  ("Cintas"  or  the
"Company"). The shares are being offered for sale by T. C. Harlin, W. W. Billington and Max Barker and certain members of their families and charitable entities to whom shares have been transferred by gift (collectively, the "Selling Securityholders"). Messrs. Harlin, Billington and Barker received the 114,723 shares in connection with the acquisition of Uniform Rental Service, Inc., a corporation owned by them, by Cintas. See "Selling Securityholders."

              -----------------------------------------------------


     The Common Stock may be offered to the public from time to time by the Selling Securityholders. See "The Selling Securityhol ders". The Company will receive none of the proceeds from the sale of the Common Stock by the Selling Securityholders but will pay certain of the expenses of this offering. The Selling Securityhol ders will bear certain costs of this offering, including the commissions and discounts of any underwriters, dealers and agents and the legal expenses of the Selling Securityholders. The Common Stock may be sold directly or through underwriters, dealers or agents in market transactions or privately-negotiated transactions. See "Plan of Distribution." The Cintas Common Stock is traded on The National Market System of The Nasdaq Stock Market under the symbol "CTAS." On May 8, 1997, the closing sales price of the Cintas Common Stock was $59-7/16.

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                   THESE SECURITIES HAVE NOT BEEN APPROVED OR
                   DISAPPROVED BY THE SECURITIES AND EXCHANGE
                COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                  REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

              -----------------------------------------------------


                   The date of this Prospectus is May 9, 1997


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                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") under file No. 0-11399. Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission, 450 Fifth Street N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York; and at Northwestern Atrium, 500 West Madison Street, Suite 1400, Chicago, Illinois. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above. In addition, material filed by the Company can be obtained and inspected at the offices of the Nasdaq Stock Market, Inc., 9513 Key West Avenue, Rockville, Maryland, 20850, on which the Company's Common Stock is quoted. The Company files its reports, proxy statements and other information with the Commission electronically, and the Commission maintains a Web site located at http://www.sec.gov containing such reports, proxy statements and other information.

         This Prospectus constitutes a part of a Registration Statement on Form S-3 (Number 333-10529) filed by the Company with the Commission under the Securities Act of 1933. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the shares offered hereby. Any statements contained herein concerning the provisions of any documents are complete in all material respects, and, in each instance, reference is made to such copy filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                      INFORMATION INCORPORATED BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated into this Prospectus by reference:

(1)      Annual Report on Form 10-K for the fiscal year ended May 31,
         1996.

(2)      Form 10K/A filed with the Commission on May 1, 1997.

(3) Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997.

(4) The description of the Company's Common Stock contained in the Registration Statement on Form 8-A (File No. 0-11399) under the Securities Exchange Act of 1934.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the offering of the shares offered hereby, shall be deemed to be incorporated by reference into this Prospectus and to be part hereof.

         Statements contained in the documents incorporated by reference shall be deemed to be modified and superseded to the extent that statements contained herein modify or supersede such statements.

         THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (NOT INCLUDING EXHIBITS TO THE INFORMATION THAT IS INCORPORATED BY REFERENCE UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THAT THE PROSPECTUS INCORPORATES) ARE AVAILABLE UPON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, FROM DAVID T. JEANMOUGIN, SENIOR VICE PRESIDENT OF THE COMPANY, 6800 CINTAS BOULEVARD, CINCINNATI, OHIO 45262, PHONE (513) 459-1200.

                                   THE COMPANY

         Cintas is a leader in the uniform rental and sales business and has particular expertise in designing, planning and implement ing corporate identity uniform programs. The Company concentrates on uniform rental services and custom uniform sales. Revenues received from uniform rental services and non-uniform rental items, including dust mops, entrance mats and wiping cloths, accounted for approximately 89% of Cintas' revenues for fiscal 1996. The balance of the Company's revenues are derived from custom uniform sales and sales of related items. The Company provides rental products and services through a network of 118 uniform rental locations and sells uniforms to national customers through distribution centers located in Cincinnati, Ohio, Reno, Nevada and Montgomery, Alabama. At its four manufacturing facilities the Company manufactures a substantial portion of the uniform trousers and uniform shirts supplied to its customers.

         During the past five years, Cintas has made several acquisi tions of rental operations which significantly affected the Company's revenues and net income. These acquisitions were completed using cash, seller-financing, Cintas Common Stock or a combination of these methods. The Company intends to continue to expand, through both internal growth, including the establishment of operations in new geographic areas, and by continuing its acquisition program.

         Cintas was incorporated under the laws of the State of Washington in 1986 and is the successor to a business begun in 1929. Its executive offices are located at 6800 Cintas Boulevard, Cincinnati, Ohio 45262; telephone number (513) 459-1200.

                             SELLING SECURITYHOLDERS

     The shares being sold in this offering are being sold by the Selling Securityholders.

     On July 31, 1996, Uniform Rental Service, Inc., a Louisiana corporation ("Uniform Rental"), was acquired by Cintas through the merger of Uniform Rental with a Cintas subsidiary. In the merger, T. C. Harlin, W. W. Billington and Max Barker received the 114,723 shares of Cintas Common Stock described in this offering in exchange for their shares of Uniform Rental Common Stock. Messrs. Harlin, Billington and Barker subsequently transferred 3,070 shares to members of their families and charitable entities.


                                                 Shares            Shares
                 Name                        Being Offered*     After Offering

T. C. Harlin..........................           35,541              0
W. W. Billington......................           37,871              0
William W. Billington, Jr. (1)........               60              0
Eleanor Bryan Billington..............               20              0
Cecil Billington Coleman..............               20              0
Kent Coleman..........................               20              0
Mary Wallace Patrick..................               20              0
Kathleen Elliott Patrick..............               20              0
Mary Billington Tansey(2).............               60              0
James S. Tansey.......................               20              0
Harry Lee Billington..................               20              0
Battle Ground Academy.................              290              0
Monteagle Sunday School Assembly......               20              0
Max Barker............................           38,241              0
Luella Harlin King(3).................            1,000              0
Helen Harlin Neal(4)..................              700              0
John A. B. Harlin(5)..................              700              0
Thomas C. Harlin, Jr..................              100              0
          Total                                 114,723              0

-------------------
*Each Selling Securityholder owns of record less than 0.1% of the outstanding Cintas Common Stock.

(1) Includes 40 shares owned by Mr. Billington as custodian for his minor children.
(2) Includes 40 shares owned by Mrs. Tansey as custodian for her minor children.
(3) Includes 900 shares owned by Ms. King as custodian for her minor children.
(4) Includes 600 shares owned by Ms. Neal as custodian for her minor children.
(5) Includes 600 shares owned by Mr. Harlin as custodian for his minor children.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the shares being sold in this offering.

                              PLAN OF DISTRIBUTION

         The Common Stock may be sold from time to time directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer the Common Stock through underwriters, dealers or agents. The distribution of the Common Stock by the Selling Securityholders may be effected from time to time in one or more transactions that may take place on the over-the-counter market including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more bro ker/dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by these holders in connection with such sales.

         The Company will pay certain expenses incident to the offering and sale of the Common Stock to the public. The Company will not pay for, among other expenses, commissions and discounts of underwriters, dealers or agents or the fees and expenses of counsel for the Selling Securityholders.

                                  LEGAL MATTERS

         The legality of the Common Stock offered hereby will be passed upon for Cintas by Keating, Muething & Klekamp, P.L.L., Cincinnati, Ohio, of which Donald
P. Klekamp, a Director of the Company, is a partner. Members of that firm beneficially own 156,967 shares of Cintas Common Stock.

                                     EXPERTS

         The consolidated financial statements of Cintas Corporation incorporated by reference in Cintas Corporation's Annual Report (Form 10-K) for the year ended May 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference in reliance upon such report, given upon the authority of such firm as experts in accounting and auditing.

                                  MISCELLANEOUS

         No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such informa tion or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates or an offer to sell or a solicitation of an offer to buy such securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Cintas since the date hereof or that the information herein is correct as of any time subsequent to its date.